Exhibit 99


                       [Letterhead of Chic by H.I.S, Inc.]


FOR IMMEDIATE RELEASE                      CONTACT:  Public Relations Department
                                                     (212) 302-6400

                           Chic by H.I.S, Inc. Adopts
                             Shareholder Rights Plan

            NEW YORK, NY, February 28, 1997 -- Chic by H.I.S, Inc. (NYSE: JNS), whose brands enjoy a top position in market share in women's jeans in the United States, today announced that its Board of Directors adopted a Shareholder Rights Plan.

            The Plan is designed to enable all Chic shareholders to realize the long-term value of their investment and to protect shareholders in the event that an attempt is made to acquire Chic, or a potentially controlling interest in Chic, without an offer of fair value.

            The Plan provides for a dividend distribution on or about March 24, 1997 of one Preferred Stock Purchase Right for each share of Common Stock held of record at the close of business on March 17, 1997. Each Right entitles the holder to purchase from Chic one-hundredth of a share of a new series of preferred stock at an exercise price of $30.

            The Rights, which initially will trade with the common stock, detach from the common stock and become exercisable only if a person or group acquires 15% or more of Chic's common stock, without the approval of Chic's independent directors, or a person or group announces a tender offer that could result in such person or group owning 20% or more of the common stock. The independent directors of Chic may redeem the Rights at $.01 per Right at any time until 10 business days (subject to extension) after public announcement that a 15% position has been acquired, as well as for certain types of mergers.

            Under certain circumstances involving an acquisition by a person or group of 20% or more of Chic's common stock or involving a 15% shareholder entering into certain transactions involving Chic, the Rights permit the holders (other than such person or group) to purchase Chic's common stock at a 50% discount. Under certain circumstances, Chic may distribute other securities, cash or assets of the Company in addition to, or in lieu of, common stock. In addition, in the event of certain business combinations, the Rights permit the holders to purchase common stock of an acquiror at a 50% discount.

            Unless earlier redeemed, exercised or exchanged, the Rights will expire March 17, 2007. The distribution of the Rights will not be taxable to stockholders. A summary of the Rights Plan will be mailed to shareholders.

            Chic designs, manufactures and markets moderately priced, basic style, cotton denim jeans, casual pants and shorts for women, girls, men and boys.